Exhibit 99.(a)(3)

Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CRESSET PRIVATE EQUITY OPPORTUNITY FUND”, CHANGING ITS NAME FROM “CRESSET PRIVATE EQUITY OPPORTUNITY FUND” TO “CRESSET PRIVATE MARKETS OPPORTUNITY FUND”, FILED IN THIS OFFICE ON THE NINTH DAY OF JANUARY, A.D. 2019, AT 4:30 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6898117 8100 SR# 20190170456	Authentication: 202052827 Date: 01-09-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:30 PM 01/09/2019 FILED 04:30 PM 01/09/2019 SR 20190170456 - File Number 6898117

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.                                      Name of Statutory Trust: Cresset Private Equity Opportunity Fund

2.                                      The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the trust is Cresset Private Markets Opportunity Fund

[set forth amendment(s)]

3.                                      (Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of January, 2019 A.D.

By:	/s/ Scott P. Conners
Trustee

Name:	Scott P. Conners
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